Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2011, in Post-Effective Amendment No. 6 to the Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of The Korea Development Bank dated July 7, 2011.

/s/ Ernst & Young Han Young
Ernst & Young Han Young

Seoul, Korea

July 7, 2011